United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

February 29, 2016

Date of Report

Q2POWER TECHNOLOGIES INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-55148	20-1602779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1858 Cedar Hill Road

Lancaster, OH  43130

 (Address of Principal Executive Offices)

(740) 415-2073

(Registrant’s Telephone Number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)    Election of Director

On February 29, 2016, Q2Power Technologies, Inc. (the “Company”) named Kevin M. Bolin to the Company’s Board of Directors to serve as non-executive Chairman.  The appointment was approved by the Board on February 25, and formalized by written agreement on February 29.

Mr. Bolin is a senior executive with over 20 years’ experience in the renewable energy sector, including positions as Executive Chairman of the Board and interim CEO of Alter NRG (2009-2015); CEO, President and Director of EnerTech Environmental (1992-2010); and Industrial Advisor to EQT Infrastructure (2013-present), a global private equity firm with over 20 Billion Euros under management. Mr. Bolin is a certified public accountant who holds a BBA from the University of Notre Dame.

As compensation for his services on the Board, Mr. Bolin will receive options to purchase 400,000 shares of common stock, vesting half immediately and half in six months, terminating in five years and exercisable at the higher of $.50 or the current market price at the time of grant. In addition, Mr. Bolin will receive additional performance-based options to purchase another 1.8 million shares of common stock, which only vest if certain specific milestones are met by the Company within the timeframe provided in his agreement, including recruitment of additional top tier directors, closing of key acquisitions and strategic partnerships, and securing long-term capital. Any options that are not earned by these milestone dates shall be forfeited, and vested options will terminate five years after vesting and be exercisable at the higher of $.50 or the current market price at the time of grant.

Mr. Bolin has no family relationships with any other Board member, and is not party to any other related transaction. He has not been assigned membership in any Committee of the Board at this time.

Item 9.01 Financial Statements and Exhibits.

(b)  Exhibits.

10.1

Letter Agreement between Company and Mr. Bolin

99.1

Press Release dated March 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2POWER TECHNOLOGIES INC.

Date:	March 1, 2016	By:	/s/ Christopher Nelson
Christopher Nelson
Chief Executive Officer